EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS FIRST QUARTER 2013 RESULTS

Operating earnings (1) of $0.22 per diluted share, on total tax-equivalent operating revenue of $130 million

Non-covered, non-performing assets decreased 10%, over prior quarter, to 0.69% of total assets

Reduction in non-interest expense of 13% from prior quarter

Mortgage banking revenue of $23.6 million

PORTLAND, Ore. – April 17, 2013 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced first quarter 2013 net earnings available to common shareholders of $23.2 million, or $0.21 per diluted common share, compared to net earnings available to common shareholders of $27.8 million, or $0.25 per diluted common share for the fourth quarter of 2012, and $25.3 million, or $0.23 per diluted common share, for the same period in the prior year.

Operating earnings, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $24.4 million, or $0.22 per diluted common share for the first quarter of 2013, compared to operating earnings of $29.3 million, or $0.26 per diluted common share for the fourth quarter of 2012, and $25.7 million, or $0.23 per diluted common share, for the same period in the prior year.

Significant financial statement items for the first quarter of 2013 include:

•	Reduction in non-interest expense of 13% over fourth quarter 2012;
•	Mortgage banking revenue of $23.6 million on closed loan volume of $509 million;
•	Adjusted net interest margin (1) of 3.69%;
•	Non-covered, non-performing assets continue to decline, down to 0.69% of total assets;
•	Provision for non-covered loan and lease losses of $7.0 million and non-covered net charge-offs of $7.7 million;
•	The cost of interest bearing deposits declined 3 basis points on a sequential quarter basis to 0.34%;
•	Debt Capital Markets revenue of $1.6 million;
•	Tangible common equity ratio of 9.72%; and
•	Total risk-based capital of 16.76%, and Tier 1 common to risk weighted asset ratio of 12.77%.

“It was another good quarter for Umpqua, highlighted by reductions in non-interest expense and nonperforming assets,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “We also

(1) Operating earnings and adjusted net interest margin are considered “non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below. In previous earnings releases and periodic reports, we referred to adjusted net interest margin as core net interest margin.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

remain bullish on our loan growth prospects for the rest of the year as our commercial loan pipeline has reached a record high of $1.9 billion.”

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $79.7 million, or 0.69% of total assets, as of March 31, 2013, compared to $88.1 million, or 0.75% of total assets as of December 31, 2012, and $120.3 million, or 1.05% of total assets as of March 31, 2012. Of this amount, as of March 31, 2013, $55.2 million represented non-accrual loans, $5.8 million represented loans past due greater than 90 days and still accruing interest, and $18.7 million was other real estate owned (“OREO”).

Non-covered, classified assets were $347.6 million as of March 31, 2013, compared to $358.9 million as of December 31, 2012, and $377.4 million as of March 31, 2012. Total non-covered, classified assets have declined 3% since the prior quarter, and have declined 8% since the same period of the prior year. Classified assets include non-performing assets, as well as performing assets rated substandard or worse.

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of March 31, 2013, the non-covered, non-performing assets of $79.7 million have been written down by 30%, or $34.4 million, from their current par balance of $114.1 million.

The provision for non-covered loan losses for the first quarter of 2013 was $7.0 million, as compared to $4.9 million from the prior quarter, and $3.2 million from the same period of the prior year. The increase in provision expense as compared to the prior period reflects increased net charge-offs in the current period associated with the resolution of and reduction in non-performing loans.

The allowance for non-covered credit losses decreased to 1.29% of non-covered loans and leases at March 31, 2013, as compared to 1.30% of total non-covered loans and leases as of December 31, 2012 and 1.48% of total non-covered loans and leases as of March 31, 2012. The annualized net charge-off rate for the first quarter of 2013 was 0.47%. The allowance for non-covered credit losses includes the allowance for non-covered loan and lease losses and the allowance for non-covered unfunded loan commitments.

Non-covered loans past due 30 to 89 days were $39.8 million, or 0.60% of non-covered loans and leases as of March 31, 2013, as compared to $23.8 million, or 0.36% of non-covered loans and leases as of December 31, 2012, and $20.8 million, or 0.35% of non-covered loans and leases as of March 31, 2012.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.95 billion as of March 31, 2013. Of this total, $2.70 billion are non-owner occupied and $1.25 billion are owner occupied. Of the total term commercial real estate portfolio, $35.6 million were on non-accrual status, and $17.5 million were past due 30-89 days as of March 31, 2013. Of the total non-covered commercial real estate portfolio, 7% matures in 2013, 6% in 2014, 17% in years 2015-2016, and 18% in years 2017-2018. The remaining 52% of the portfolio matures in or after the year 2019.

Non-covered construction loan portfolio

Total non-covered construction loans, including the residential development and commercial construction loan segments, was $254.5 million, or 3.8% of the total non-covered loan portfolio, as of March 31, 2013. Of this amount, $5.0 million represented non-performing loans and $28.4 million were classified as performing restructured loans.

Non-covered restructured loans

Non-covered restructured loans on accrual status were $74.1 million as of March 31, 2013, as compared to $70.6 million as of December 31, 2012, and $70.2 million as of March 31, 2012.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing assets by type and by region, non-performing assets by type trends, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days by type trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $7.9 million, or 0.07% of total assets, as of March 31, 2013, as compared to $10.4 million, or 0.09% of total assets, as of December 31, 2012, and $12.8 million, or 0.11% of total assets, as of March 31, 2012. The total covered non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, the accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be mostly offset by a corresponding prospective decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a net interest margin of 3.77% for the first quarter of 2013, as compared to 3.95% for the fourth quarter of 2012, and 4.08% for the first quarter of 2012. The decrease in net interest margin in the current quarter over the prior quarter resulted primarily from the decline in non-covered loan yields, a decrease in loan disposal gains from the covered loan portfolio, the decline in investment yields, an increase in interest bearing cash, the decrease in average investment balances and the decrease in average covered loan balances, partially offset by the increase in average non-covered loans outstanding and the decrease in the cost of interest bearing deposits.

The decrease in net interest margin in the current quarter over the same period of the prior year was largely due to the factors noted above, including the decrease in interest bearing liabilities resulting from interest bearing deposits flowing into non-interest bearing demand products.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $3.2 million of interest income in the first quarter of 2013, as compared to $6.3 million in the fourth quarter of 2012 and $2.8 million in the first quarter of 2012. While dispositions of covered loans positively impact net interest margin, we

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income.

Interest and fee reversals on non-accrual loans during the first quarter of 2013 were $1.1 million, negatively impacting the net interest margin by 4 basis points, as compared to reversals of $0.4 million for the fourth quarter of 2012 and reversals of $0.6 million in the first quarter of 2012.

Excluding the impact of loan disposal gains and interest and fee reversals or recoveries on non-accrual loans, our adjusted net interest margin was 3.69% for the first quarter of 2013, 3.72% for the fourth quarter of 2012 and 4.00% for the first quarter of 2012. Adjusted net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

For the twenty-third consecutive quarter, the Company has reduced the cost of interest bearing deposits. As a result of these efforts, the cost of interest bearing deposits was 0.34% for the first quarter of 2013, 3 basis points lower than the fourth quarter of 2012 and 15 basis points lower than the first quarter of 2012. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company generated $23.6 million in total mortgage banking revenue during the first quarter of 2013, on closed loan volume of $509 million. This represents a 26% decrease in production volume over the fourth quarter of 2012 and a 26% increase in production over the same period of the prior year. The decline in production in the first quarter related to higher average mortgage rates during the quarter as well as the first quarter typically being a slower period for purchase activity. In the first quarter of 2013, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $1.7 million. The decline in the servicing asset primarily reflects cash flows collected from servicing during the quarter. Despite the elevated levels of refinance activity in the current environment, 33% of the current quarter’s production related to purchase activity. Income from the origination and sale of mortgage loans was $23.1 million in the first quarter of 2013, representing a 28% decrease from the prior quarter, and an 82% increase compared to the same quarter of the prior year. As of March 31, 2013, the Company serviced $3.6 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $32.1 million, or 0.89% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.5 million loss from the change in fair value of junior subordinated debentures during the first quarter of 2013. The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of March 31, 2013, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates.

Under a recently issued notice of proposed rulemaking by federal banking regulators to revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (Basel III), the trust preferred security debt issuances would be phased out of Tier 1 capital into Tier 2 capital over a 10 year period. If the proposed rulemaking becomes effective, it is possible the Company may accelerate redemption of the existing junior subordinated debentures.  This could result in adjustments to the fair value of these instruments including the acceleration of losses on junior subordinated debentures carried at fair value within non-interest income. As of March 31, 2013, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $85.6 million.

Other non-interest income

Total other income for the first quarter of 2013 was $5.4 million, compared to $7.7 million for the fourth quarter of 2012 and $6.8 million for the first quarter of 2012. The largest recurring component of other income is Debt Capital Markets revenue, which was $1.6 million for the first quarter of 2013, compared to $2.9 million in the prior quarter and $3.1 million for the same quarter of the prior year. Also included in other income for the first quarter of 2013 is a $0.7 million gain on sale related to $10.1 million of government guaranteed Small Business Administration loans. Other income for the prior quarter includes two nonrecurring income items including a $1.1 million death benefit from a bank owned life insurance policy and a $0.8 million insurance recovery related to a damaged store property.

Non-interest expense

Total non-interest expense for the first quarter of 2013 was $85.8 million, compared to $98.0 million for the fourth quarter of 2012 and $87.7 million for the first quarter of 2012. Of the $12.3 million sequential quarter decrease in non-interest expense, loan and OREO workout related costs declined $3.5 million, and losses on OREO declined $3.1 million. Approximately $2.5 million of the quarterly decrease relates to lower compensation including mortgage related production costs. The remaining decrease primarily relates to elevated levels of local taxes and professional fees expense recognized in the fourth quarter of 2012.

Income taxes

The Company recorded a provision for income taxes of $11.9 million in the first quarter of 2013, representing an effective tax rate of 33.7%.

Balance sheet

Total consolidated assets as of March 31, 2013 were $11.5 billion, compared to $11.8 billion on December 31, 2012 and $11.5 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $7.1 billion and $9.1 billion, respectively, as of March 31, 2013, as compared to $7.2 billion and $9.4 billion, respectively, as of December 31, 2012, and $6.5 billion and $9.1 billion, respectively, as of March 31, 2012.

Total non-covered loans held for investment decreased $17.9 million during the first quarter of 2013. This decrease is principally due to paydowns of revolving commercial lines of credit funded in the prior quarter and reflects the seasonal low level loan demand that typically impacts the first quarter. Excluding non-covered charge-offs of $8.7 million, the non-covered loan portfolio decreased $9.2 million in the current quarter. Covered loans declined $27.2 million during the first quarter of 2013. The covered loan portfolio will continue to decline over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, or as we work out and resolve troubled credits.

Total deposits decreased $307.6 million on a sequential quarter basis, and decreased $43.5 million from the same period of the prior year. The quarter over quarter decline in deposits primarily results from the planned run-off of higher priced money market, time and public deposits, and seasonal declines in noninterest bearing demand deposits. The increase in securities sold under agreements to repurchase over the prior periods results

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

from the FDIC discontinuing banking institutions’ ability to collateralize uninsured non-public funds deposits, while various customers still require or prefer some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At March 31, 2013, the Company had $566 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. The Company’s available for sale investment portfolio was $2.4 billion as of March 31, 2013, representing a 9% decrease over the prior quarter and a 23% decline from same period of the prior year. During the first quarter of 2013 the Company limited its reinvestment of investment cash flows back into the portfolio given the unattractive market prices and yields. The proceeds from the reduction in the investment portfolio resulted in the increased interest bearing cash position as of March 31, 2013. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future non-covered loan production. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.9 billion as of March 31, 2013, representing 42% of total assets and 53% of total deposits.

Capital

As of March 31, 2013, total shareholders’ equity was $1.7 billion, comprised entirely of common equity. Book value per common share was $15.49, tangible book value per common share was $9.38 and the ratio of tangible common equity to tangible assets was 9.72% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). During the first quarter of 2013, the Company repurchased 33,549 shares of common stock, for a total of $0.4 million through the previously announced share repurchase plan. The Company may repurchase up to 12.1 million of additional shares under the previously announced share repurchase plan, and will remain opportunistic based on market conditions.

The Company’s estimated total risk-based capital ratio as of March 31, 2013 is 16.76%. This represents an increase from December 31, 2012, as a result of decreased risk weighted assets primarily due to sales of mortgage loan held for sale and paydowns of the investment securities portfolio contributing to the reduction in total assets. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 12.77% as of March 31, 2013. These capital ratios as of March 31, 2013 are estimates pending completion and filing of the Company’s regulatory reports.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change

Net earnings available to common shareholders	$23,178	$27,775	$25,336	(17)%	(9)%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	325	332	329	(2)%	(1)%
Merger related expenses, net of tax (1)	919	1,200	60	(23)%	nm
Operating earnings	$24,422	$29,307	$25,725	(17)%	(5)%

Earnings per diluted share:
Earnings available to common shareholders	$0.21	$0.25	$0.23	(16)%	(9)%
Operating earnings	$0.22	$0.26	$0.23	(15)%	(4)%

(1)	Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change

Net interest income	$94,189	$101,829	$102,335	(8)%	(8)%
Tax equivalent adjustment (1)	1,171	1,182	1,151	(1)%	2%
Net interest income (1)	95,360	103,011	103,506	(7)%	(8)%

Adjustments:
Interest and fee reversals on non-accrual loans	1,085	361	646	201%	68%
Covered loan disposal gains	(3,154)	(6,257)	(2,787)	(50)%	13%
Adjusted net interest income (1)	$93,291	$97,115	$101,365	(4)%	(8)%

Average interest earning assets	$10,250,643	$10,377,473	$10,197,329	(1)%	1%

Net interest margin – consolidated (1)	3.77%	3.95%	4.08%
Adjusted net interest margin – consolidated (1)	3.69%	3.72%	4.00%

(1)	Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
Total shareholders' equity	$1,734,263	$1,724,039	$1,687,052
Subtract:
Goodwill and other intangible assets, net	684,125	685,331	676,010
Tangible common shareholders' equity	$1,050,138	$1,038,708	$1,011,042

Total assets	$11,491,410	$11,795,443	$11,452,548
Subtract:
Goodwill and other intangible assets, net	684,125	685,331	676,010
Tangible assets	$10,807,285	$11,110,112	$10,776,538

Common shares outstanding at period end	111,960,580	111,889,959	111,892,969

Tangible common equity ratio	9.72%	9.35%	9.38%
Tangible book value per common share	$9.38	$9.28	$9.04

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, April 18, 2013, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss first quarter 2013 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 428-9507 a few minutes before 10:00 a.m. The conference ID is 3416536. A re-broadcast will be available approximately two hours after the conference call by dialing (888) 203-1112 and entering passcode 3416536 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, April 17, 2013.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about loan growth prospects, how we expect to determine the fair value of junior subordinated debentures, capital deployment, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, deposit pricing strategies and their effect on interest rates, liquidity requirements and funding needs, the effect of proposed Basel III capital regulations on the valuations of, and the potential accelerated redemption of, junior subordinated debentures, and our plans to hold a large interest bearing cash position, relative to historical levels. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the discounted cash flow model used to determine the fair value of subordinated debentures, a prolonged low interest rate environment, unanticipated weakness in loan demand or loan pricing, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, unanticipated increases in the cost of deposits, and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change
Interest income
Non-covered loans and leases	$78,545	$79,908	$77,659	(2)%	1%
Covered loans and leases	14,580	18,915	17,343	(23)%	(16)%
Interest and dividends on investments:
Taxable	8,644	11,366	18,120	(24)%	(52)%
Exempt from federal income tax	2,288	2,314	2,277	(1)%	0%
Dividends	24	46	6	nm	nm
Temporary investments & interest bearing deposits	252	192	237	31%	6%
Total interest income	104,333	112,741	115,642	(7)%	(10)%

Interest expense
Deposits	5,878	6,496	8,845	(10)%	(34)%
Repurchase agreements and fed funds purchased	31	56	80	(45)%	(61)%
Term debt	2,273	2,335	2,304	(3)%	(1)%
Junior subordinated debentures	1,962	2,025	2,058	(3)%	(5)%
Total interest expense	10,144	10,912	13,287	(7)%	(24)%

Net interest income	94,189	101,829	102,355	(8)%	(8)%

Provision for non-covered loan and lease losses	6,988	4,913	3,167	42%	121%
Provision for covered loan and lease losses	232	3,103	(31)	(93)%	nm

Non-interest income
Service charges	6,992	7,321	6,666	(4)%	5%
Brokerage fees	3,636	3,305	2,944	10%	24%
Mortgage banking revenue, net	23,568	31,147	13,082	(24)%	80%
Net gain (loss) on investment securities	7	2,669	148	nm	nm
Loss on junior subordinated debentures
carried at fair value	(542)	(554)	(548)	(2)%	(1)%
Change in FDIC indemnification asset	(5,073)	(4,590)	(1,845)	11%	175%
Other income	5,427	7,689	6,790	(29)%	(20)%
Total non-interest income	34,015	46,987	27,237	(28)%	25%

Non-interest expense
Salaries and employee benefits	51,505	54,331	47,093	(5)%	9%
Net occupancy and equipment	14,735	14,562	13,498	1%	9%
Intangible amortization	1,204	1,204	1,212	0%	(1)%
FDIC assessments	1,651	1,755	1,968	(6)%	(16)%
Net loss on non-covered other real estate owned	(130)	3,001	3,187	(104)%	(104)%
Net loss on covered other real estate owned	284	326	2,454	(13)%	(88)%
Merger related expenses	1,531	2,000	100	(23)%	nm
Other expense	14,982	20,867	18,184	(28)%	(18)%
Total non-interest expense	85,762	98,046	87,696	(13)%	(2)%

Income before provision for income taxes	35,222	42,754	38,760	(18)%	(9)%
Provision for income taxes	11,861	14,796	13,257	(20)%	(11)%
Net income	23,361	27,958	25,503	(16)%	(8)%

Dividends and undistributed earnings
allocated to participating securities	183	183	167	0%	10%
Net earnings available to common shareholders	$23,178	$27,775	$25,336	(17)%	(9)%

Weighted average basic shares outstanding	111,937,062	111,953,682	111,989,033	0%	0%
Weighted average diluted shares outstanding	112,117,854	112,132,395	112,160,262	0%	0%
Earnings per common share – basic	$0.21	$0.25	$0.23	(16)%	(9)%
Earnings per common share – diluted	$0.21	$0.25	$0.23	(16)%	(9)%

nm = not meaningful

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Umpqua Holdings Corporation Consolidated Balance Sheets (Unaudited)

				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change
Assets:
Cash and due from banks	$148,851	$223,532	$134,202	(33)%	11%
Interest bearing deposits	566,241	315,053	403,468	80%	40%
Temporary investments	3,096	5,202	651	(40)%	376%
Investment securities:
Trading, at fair value	3,183	3,747	3,156	(15)%	1%
Available for sale, at fair value	2,396,617	2,625,229	3,095,009	(9)%	(23)%
Held to maturity, at amortized cost	4,189	4,541	4,625	(8)%	(9)%
Loans held for sale	133,100	320,132	130,766	(58)%	2%
Non-covered loans and leases	6,663,186	6,681,080	5,941,270	0%	12%
Allowance for non-covered loan and lease losses	(84,692)	(85,391)	(86,670)	(1)%	(2)%
Non-covered loans and leases, net	6,578,494	6,595,689	5,854,600	0%	12%
Covered loans and leases, net	449,860	477,078	593,179	(6)%	(24)%
Restricted equity securities	32,783	33,443	32,453	(2)%	1%
Premises and equipment, net	161,911	162,667	153,557	0%	5%
Goodwill and other intangibles, net	684,125	685,331	676,010	0%	1%
Mortgage servicing rights, at fair value	32,097	27,428	20,210	17%	59%
Non-covered other real estate owned	18,673	17,138	34,306	9%	(46)%
Covered other real estate owned	7,896	10,374	12,787	(24)%	(38)%
FDIC indemnification asset	46,046	52,798	78,417	(13)%	(41)%
Other assets	224,248	236,061	225,152	(5)%	0%
Total assets	$11,491,410	$11,795,443	$11,452,548	(3)%	0%

Liabilities:
Deposits	$9,071,655	$9,379,275	$9,115,165	(3)%	0%
Securities sold under agreements to repurchase	142,810	137,075	126,645	4%	13%
Term debt	253,080	253,605	255,160	0%	(1)%
Junior subordinated debentures, at fair value	85,616	85,081	83,453	1%	3%
Junior subordinated debentures, at amortized cost	102,141	110,985	102,463	8%	0%
Other liabilities	101,845	105,383	82,610	(3)%	23%
Total liabilities	9,757,147	10,071,404	9,765,496	(3)%	0%

Shareholders' equity:
Common stock	1,513,197	1,512,400	1,510,774	0%	0%
Retained earnings	199,362	187,293	141,339	6%	41%
Accumulated other comprehensive income	21,704	24,346	34,939	(11)%	(38)%
Total shareholders' equity	1,734,263	1,724,039	1,687,052	1%	3%
Total liabilities and shareholders' equity	$11,491,410	$11,795,443	$11,452,548	(3)%	0%

Common shares outstanding at period end	111,960,580	111,889,959	111,892,969	0%	0%
Book value per common share	$15.49	$15.41	$15.08	1%	3%
Tangible book value per common share	$9.38	$9.28	$9.04	1%	4%
Tangible equity - common	$1,050,138	$1,038,708	$1,011,042	1%	4%
Tangible common equity to tangible assets	9.72%	9.35%	9.38%

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Mar 31, 2013		Dec 31, 2012		Mar 31, 2012		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term	$2,697,419	40%	$2,657,246	40%	$2,447,893	41%	2%	10%
Owner occupied term	1,248,099	19%	1,281,197	19%	1,168,493	20%	(3)%	7%
Commercial construction	196,663	3%	202,118	3%	162,866	3%	(3)%	21%
Residential development	57,873	1%	57,209	1%	74,604	1%	1%	(22)%
Commercial:
Term	784,193	12%	797,802	12%	687,242	12%	(2)%	14%
Lines of credit & other	905,331	14%	923,328	14%	764,049	13%	(2)%	18%
Residential real estate:
Mortgage	486,992	7%	476,579	7%	345,763	6%	2%	41%
Home equity lines & loans	257,362	4%	260,797	4%	264,662	4%	(1)%	(3)%
Consumer & other	40,890	1%	37,327	1%	37,082	1%	10%	10%
Deferred loan fees, net	(11,636)	0%	(12,523)	0%	(11,384)	0%	(7)%	2%
Total	$6,663,186	100%	$6,681,080	100%	$5,941,270	100%	0%	12%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Mar 31, 2013		Dec 31, 2012		Mar 31, 2012		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied term	$285,954	64%	$302,746	63%	$359,072	61%	(6)%	(20)%
Owner occupied term	64,369	14%	66,590	14%	90,161	15%	(3)%	(29)%
Commercial construction	8,076	2%	9,689	2%	12,672	2%	(17)%	(36)%
Residential development	7,699	2%	8,359	2%	17,662	3%	(8)%	(56)%
Commercial:
Term	17,584	4%	19,427	4%	28,001	5%	(9)%	(37)%
Lines of credit & other	13,571	3%	14,114	3%	20,515	3%	(4)%	(34)%
Residential real estate:
Mortgage	25,741	6%	27,595	6%	31,890	5%	(7)%	(19)%
Home equity lines & loans	21,877	5%	22,868	5%	26,324	4%	(4)%	(17)%
Consumer & other	4,989	1%	5,690	1%	6,882	1%	(12)%	(28)%
Total	$449,860	100%	$477,078	100%	$593,179	100%	(6)%	(24)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Mar 31, 2013		Dec 31, 2012		Mar 31, 2012		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$2,175,140	24%	$2,278,914	24%	$1,994,995	22%	(5)%	9%
Demand, interest bearing	1,157,010	13%	1,215,002	13%	1,112,318	12%	(5)%	4%
Money market	3,288,339	36%	3,407,047	36%	3,481,304	38%	(3)%	(6)%
Savings	503,755	6%	475,325	5%	414,105	5%	6%	22%
Time	1,947,411	21%	2,002,987	21%	2,112,443	23%	(3)%	(8)%
Total	$9,071,655	100%	$9,379,275	100%	$9,115,165	100%	(3)%	0%

Total core deposits (1)	$7,679,970	85%	$7,917,893	84%	$7,623,320	84%	(3)%	1%

Number of open accounts:
Demand, non-interest bearing	186,084		184,458		178,916		1%	4%
Demand, interest bearing	50,394		50,495		49,610		0%	2%
Money market	37,183		37,851		39,086		(2)%	(5)%
Savings	85,747		85,512		84,985		0%	1%
Time	27,473		28,402		30,992		(3)%	(11)%
Total	386,881		386,718		383,589		0%	1%

Average balance per account:
Demand, non-interest bearing	$11.7		$12.4		$11.2
Demand, interest bearing	23.0		24.1		22.4
Money market	88.4		90.0		89.1
Savings	5.9		5.6		4.9
Time	70.9		70.5		68.2
Total	$23.4		$24.3		$23.8

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$55,234	$66,736	$80,521	(17)%	(31)%
Non-covered loans past due 90+ days & accruing	5,824	4,232	5,520	38%	6%
Total non-performing loans	61,058	70,968	86,041	(14)%	(29)%
Non-covered other real estate owned	18,673	17,138	34,306	9%	(46)%
Total	$79,731	$88,106	$120,347	(10)%	(34)%

Non-covered performing restructured loans	$74,092	$70,602	$70,249	5%	5%

Non-covered loans past due 30-89 days	$39,800	$23,791	$20,830	67%	91%
Non-covered loans past due 30-89 days to non-covered loans and leases	0.60%	0.36%	0.35%

Non-covered, non-performing loans to
non-covered loans and leases	0.92%	1.06%	1.45%
Non-covered, non-performing assets to total assets	0.69%	0.75%	1.05%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans	--	--	--	nm	nm
Covered other real estate owned	7,896	10,374	12,787	(24)%	(38)%
Total	$7,896	$10,374	$12,787	(24)%	(38)%

Covered non-performing loans to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.07%	0.09%	0.11%

Total non-performing assets:
Loans on non-accrual status	$55,234	$66,736	$80,521	(17)%	(31)%
Loans past due 90+ days & accruing	5,824	4,232	5,520	38%	6%
Total non-performing loans	61,058	70,968	86,041	(14)%	(29)%
Other real estate owned	26,569	27,512	47,093	(3)%	(44)%
Total	$87,627	$98,480	$133,134	(11)%	(34)%

Non-performing loans to loans and leases	0.86%	0.99%	1.32%
Non-performing assets to total assets	0.76%	0.83%	1.16%

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$85,391	$84,759	$92,968
Provision for non-covered loan and lease losses	6,988	4,913	3,167	42%	121%

Charge-offs	(8,725)	(9,402)	(12,691)	(7)%	(31)%
Recoveries	1,038	5,121	3,226	(80)%	(68)%
Net charge-offs	(7,687)	(4,281)	(9,465)	80%	(19)%

Total allowance for non-covered loan and lease losses	84,692	85,391	86,670	(1)%	(2)%

Reserve for unfunded commitments	1,269	1,223	1,102	4%	15%
Total allowance for non-covered credit losses	$85,961	$86,614	$87,772	(1)%	(2)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.47%	0.26%	0.64%
Recoveries to gross charge-offs	11.90%	54.47%	25.42%
Allowance for non-covered loan losses to
non-covered loans and leases	1.27%	1.28%	1.46%
Allowance for non-covered credit losses to
non-covered loans and leases	1.29%	1.30%	1.48%

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	Change	Change
Average Rates:
Yield on non-covered loans and leases	4.65%	4.73%	5.17%	(0.08)	(0.52)
Yield on covered loans and leases	12.86%	15.07%	11.42%	(2.21)	1.44
Yield on taxable investments	1.51%	1.76%	2.49%	(0.25)	(0.98)
Yield on tax-exempt investments (1)	5.32%	5.26%	5.43%	0.06	(0.11)
Yield on temporary investments & interest bearing cash	0.27%	0.26%	0.25%	0.01	0.02
Total yield on earning assets (1)	4.17%	4.37%	4.61%	(0.20)	(0.44)

Cost of interest bearing deposits	0.34%	0.37%	0.49%	(0.03)	(0.15)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.09%	0.14%	0.26%	(0.05)	(0.17)
Cost of term debt	3.64%	3.66%	3.63%	(0.02)	0.01
Cost of junior subordinated debentures	4.13%	4.22%	4.47%	(0.09)	(0.34)
Total cost of interest bearing liabilities	0.55%	0.57%	0.68%	(0.02)	(0.13)

Net interest spread (1)	3.62%	3.80%	3.93%	(0.18)	(0.31)
Net interest margin – Consolidated (1)	3.77%	3.95%	4.08%	(0.18)	(0.31)

Net interest margin – Bank (1)	3.85%	4.02%	4.16%	(0.17)	(0.31)

As reported (GAAP):
Return on average assets	0.82%	0.95%	0.89%	(0.13)	(0.07)
Return on average tangible assets	0.87%	1.01%	0.95%	(0.14)	(0.08)
Return on average common equity	5.43%	6.42%	6.07%	(0.99)	(0.64)
Return on average tangible common equity	8.99%	10.61%	10.16%	(1.62)	(1.17)
Efficiency ratio – Consolidated	66.29%	65.36%	67.07%	0.93	(0.78)
Efficiency ratio – Bank	63.87%	63.66%	64.67%	0.21	(0.80)

Operating basis (non-GAAP): (2)
Return on average assets	0.86%	1.00%	0.90%	(0.14)	(0.04)
Return on average tangible assets	0.92%	1.06%	0.96%	(0.14)	(0.04)
Return on average common equity	5.72%	6.77%	6.16%	(1.05)	(0.44)
Return on average tangible common equity	9.47%	11.19%	10.32%	(1.72)	(0.85)
Efficiency ratio – Consolidated	64.83%	63.80%	66.72%	1.03	(1.89)
Efficiency ratio – Bank	62.68%	62.32%	64.60%	0.36	(1.92)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change

Temporary investments & interest bearing cash	$383,412	$290,282	$383,526	32%	0%
Investment securities, taxable	2,303,159	2,599,992	2,913,317	(11)%	(21)%
Investment securities, tax-exempt	260,335	265,686	252,629	(2)%	3%
Loans held for sale	188,021	250,410	102,919	(25)%	83%
Non-covered loans and leases	6,655,764	6,471,836	5,934,017	3%	12%
Covered loans and leases	459,952	499,267	610,921	(8)%	(25)%
Total interest earning assets	10,250,643	10,377,473	10,197,329	(1)%	1%
Goodwill & other intangible assets, net	684,631	679,461	676,511	1%	1%
Total assets	11,496,844	11,635,472	11,450,390	(1)%	0%

Non-interest bearing demand deposits	2,155,110	2,230,250	1,881,612	(3)%	15%
Interest bearing deposits	6,937,232	6,977,036	7,251,030	(1)%	(4)%
Total deposits	9,092,342	9,207,286	9,132,642	(1)%	0%
Interest bearing liabilities	7,515,749	7,581,483	7,815,701	(1)%	(4)%

Shareholders’ equity - common	1,730,538	1,721,349	1,679,532	1%	3%
Tangible common equity (1)	1,045,907	1,041,888	1,003,021	0%	4%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$3,624,819	$3,162,080	$2,191,215	15%	65%
MSR asset, at fair value	32,097	27,428	20,210	17%	59%
MSR as % of serviced portfolio	0.89%	0.87%	0.92%

Mortgage Banking Revenue:
Origination and sale	$23,057	$31,993	$12,641	(28)%	82%
Servicing	2,245	2,002	1,363	12%	65%
Change in fair value of MSR asset	(1,734)	(2,848)	(922)	(39)%	88%
Total	$23,568	$31,147	$13,082	(24)%	80%

Closed loan volume	$509,005	$684,718	$402,634	(26)%	26%

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

Additional Tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•	Table 1 – Non-covered, non-performing assets by type and by region
•	Table 2 – Non-covered, non-performing assets by type trends
•	Table 3 – Non-covered loans past due 30-89 days by type and by region
•	Table 4 – Non-covered loans past due 30-89 days by type trends
•	Table 5 – Non-covered restructured loans on accrual status by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of March 31, 2013:

Table 1 - Non-covered, non-performing assets by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Non-accrual loans:
Commercial real estate:
Non-owner occupied term	$456	$18,363	$3,493	$2,411	$3,261	$4,704	$32,688
Owner occupied term	--	734	1,391	778	--	--	2,903
Commercial construction	--	--	--	--	--	--	--
Residential development	--	4,710	--	--	254	--	4,964
Commercial	--	9,021	482	2,978	1,036	1,113	14,630
Other	--	--	--	--	--	49	49
Total	$456	$32,828	$5,366	$6,167	$4,551	$5,866	$55,234

Loans 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$--	$--	$238	$--	$--	$238
Owner occupied term	--	--	--	--	--	--	--
Commercial construction	--	--	--	--	--	--	--
Residential development	--	--	--	--	--	--	--
Commercial	--	--	2	--	--	--	2
Other	80	4,799	182	236	149	138	5,584
Total	$80	$4,799	$184	$474	$149	$138	$5,824

Total non-performing loans	$536	$37,627	$5,550	$6,641	$4,700	$6,004	$61,058

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$--	$3,744	$--	$366	$--	$--	$4,110
Owner occupied term	--	1,773	--	381	3,069	--	5,223
Commercial construction	662	--	--	--	485	1,440	2,587
Residential development	1,693	312	654	--	--	--	2,659
Commercial	180	1,691	--	--	--	--	1,871
Other	--	1,862	31	330	--	--	2,223
Total	$2,535	$9,382	$685	$1,077	$3,554	$1,440	$18,673

Total non-performing assets	$3,071	$47,009	$6,235	$7,718	$8,254	$7,444	$79,731
% of total	3.9%	59.0%	7.8%	9.7%	10.3%	9.3%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of March 31, 2013, the non-covered, non-performing assets of $79.7 million have been written down by 30%, or $34.4 million, from their current par balance of $114.1 million.

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

The following is a distribution of non-covered, non-performing assets by type as of March 31, 2013, December 31, 2012 and March 31, 2012:

Table 2 –Non-covered, non-performing assets by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change
Non-accrual loans:
Commercial real estate:
Non-owner occupied term	$32,688	$34,841	$38,848	(6)%	(16)%
Owner occupied term	2,903	8,449	6,731	(66)%	(57)%
Commercial construction	--	4,177	2,102	(100)%	(100)%
Residential development	4,964	5,132	13,110	(3)%	(62)%
Commercial	14,630	14,067	19,730	4%	(26)%
Other	49	70	--	(30)%	nm
Total	$55,234	$66,736	$80,521	(17)%	(31)%

Loans 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$238	$--	$284	nm	(16)%
Owner occupied term	--	--	153	nm	(100)%
Commercial construction	--	--	--	nm	nm
Residential development	--	--	--	nm	nm
Commercial	2	81	1,366	(98)%	(100)%
Other	5,584	4,151	3,717	35%	50%
Total	$5,824	$4,232	$5,520	38%	6%

Total non-performing loans	$61,058	$70,968	$86,041	(14)%	(29)%

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$4,110	$4,458	$11,905	(8)%	(65)%
Owner occupied term	5,223	2,111	5,210	147%	0%
Commercial construction	2,587	2,424	5,150	7%	(50)%
Residential development	2,659	3,546	8,596	(25)%	(69)%
Commercial	1,871	2,626	944	(29)%	98%
Other	2,223	1,973	2,501	13%	(11)%
Total	$18,673	$17,138	$34,306	9%	(46)%

Total non-performing assets	$79,731	$88,106	$120,347	(10)%	(34)%

Umpqua Holdings Corporation Announces first quarter 2013 Results

April 17, 2013

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of March 31, 2013:

Table 3 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Loans 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$--	$1,545	$--	$--	$1,833	$1,674	$5,052
Owner occupied term	--	11,072	348	262	--	755	12,437
Commercial construction	--	917	--	--	--	--	917
Residential development	--	605	--	--	--	--	605
Commercial	150	14,690	28	881	446	805	17,000
Other	10	2,526	344	400	100	409	3,789
Total	$160	$31,355	$720	$1,543	$2,379	$3,643	$39,800

The following is a distribution of non-covered loans past due 30 to 89 days by loan type as of March 31, 2013, December 31, 2012 and March 31, 2012:

Table 4 –Non-covered loans past due 30-89 days by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	% Change	% Change
Loans 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$5,052	$6,229	$5,527	(19)%	(9)%
Owner occupied term	12,437	4,302	6,552	189%	90%
Commercial construction	917	283	--	224%	nm
Residential development	605	479	--	26%	nm
Commercial	17,000	6,905	3,937	146%	332%
Other	3,789	5,593	4,814	(32)%	(21)%
Total	$39,800	$23,791	$20,830	67%	91%

The following is a distribution of non-covered restructured loans on accrual status by loan type by region as of March 31, 2013:

Table 5 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Restructured loans, accrual basis:
Commercial real estate:
Non-owner occupied term	$13,407	$14,281	$3,870	$--	$6,906	$--	$38,464
Owner occupied term	--	666	--	643	3,960	--	5,269
Commercial construction	--	8,678	--	--	3,814	--	12,492
Residential development	--	8,013	--	--	7,944	--	15,957
Commercial	--	--	--	351	1,270	--	1,621
Other	--	289	--	--	--	--	289
Total	$13,407	$31,927	$3,870	$994	$23,894	$--	$74,092

nm = not meaningful

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